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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

EnergySolutions, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock of EnergySolutions, Inc. ("EnergySolutions Common Stock")
	(2)	Aggregate number of securities to which transaction applies: As of April 15, 2013, 91,052,385
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of:
        (1) 91,052,385 shares of EnergySolutions Common Stock multiplied by $4.15 per share;
        (2) 316,000 EnergySolutions performance share units multiplied by $4.15 per unit;
        (3) 898,198 EnergySolutions phantom stock units multiplied by $4.15 per unit; and
        (4) 4,826,906 EnergySolutions phantom performance stock units multiplied by $4.15 per unit.
In accordance with Rules 14a-6(i)(1) and 0-11(c) of the Securities and Exchange Act of 1934, as amended, and Fee Rate Advisory for Fiscal Year 2012, the amount of the filing fee was calculated by multiplying the value of the transaction as calculated above by 0.0001364.
	(4)	Proposed maximum aggregate value of transaction: $402,937,979.30
	(5)	Total fee paid: $54,960.74
☐	Fee paid previously with preliminary materials.
☒
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid: $49,823.17
	(2)	Form, Schedule or Registration Statement No.: Schedule 14A
	(3)	Filing Party: EnergySolutions, Inc.
	(4)	Date Filed: February 8, 2013

SUPPLEMENT NO. 1 TO PROXY STATEMENT

ENERGYSOLUTIONS, INC.
423 West 300 South, Suite 200
Salt Lake City, Utah 84101

April 16, 2013

Dear Stockholder:

        On or about March 15, 2013, we mailed to you a proxy statement relating to a special meeting of stockholders of EnergySolutions, Inc., which we refer to as EnergySolutions or the Company, scheduled to be held on April 26, 2013, to consider and vote on, among other things, a proposal to adopt the Agreement and Plan of Merger, which we refer to as the original merger agreement, dated as of January 7, 2013, by and among EnergySolutions, Inc., Rockwell Holdco, Inc., which we refer to as Parent, and Rockwell Acquisition Corp., a direct wholly-owned subsidiary of Parent, which we refer to as Merger Sub, pursuant to which Merger Sub will be merged with and into EnergySolutions, with EnergySolutions surviving as a wholly-owned subsidiary of Parent, which we refer to as the merger.

        The purpose of this supplement to the proxy statement is to:

  •
  advise you that the parties to the original merger agreement have executed an amendment, which we refer to as the amendment, to the original merger agreement to (i) increase the per share merger consideration from $3.75 per share of Company common stock to $4.15 per share of Company common stock and (ii) for regulatory reasons, keep the current members of the EnergySolutions board of directors in place as the members of EnergySolutions' board of directors upon consummation of the merger. The original merger agreement, as amended by the amendment and as may be further amended from time to time, we refer to generally as the merger agreement; and

  •
  update additional disclosures included in the proxy statement.

        If the merger is completed, EnergySolutions' stockholders (other than Parent and its affiliates and stockholders who have properly exercised appraisal rights) will have the right to receive $4.15 in cash, without interest and less any applicable withholding taxes, for each share of Company common stock that they own immediately prior to the effective time of the merger. Parent has advised us that this constitutes its best and final offer.

        We cannot complete the merger unless EnergySolutions' stockholders adopt the merger agreement. Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Company common stock entitled to vote on the proposal. Your vote is very important, regardless of the number of shares you own. If you already have voted on the merger using a properly executed proxy card or otherwise voted via Internet or telephone, you will be considered to have voted on the merger agreement, as amended, as well, and you do not need to do anything, unless you wish to revoke or change your vote. If you have not previously voted or if you wish to revoke or change your vote, please vote over the Internet or by telephone pursuant to the instructions contained in these materials or complete, date, sign, and return a proxy card as promptly as possible.

        The EnergySolutions board of directors has determined that the merger agreement (including the amendment) is advisable and in the best interests of EnergySolutions and its stockholders and has approved the merger agreement, as amended by the amendment. After careful consideration, the board of directors of the Company unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement, as amended by the amendment.

        The obligations of EnergySolutions, Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of certain conditions. The accompanying proxy statement supplement contains detailed information about the amendment and the merger.

        On behalf of your board of directors, thank you for your continued support. If you have any questions or need assistance voting your shares of our common stock, please call Innisfree M&A Incorporated, the Company's proxy solicitor, toll-free at (877) 825-8971.

Sincerely,

Steven R. Rogel
Chairman of the Board of Directors

        This supplement to the proxy statement is dated April 16, 2013, and is first being mailed to our stockholders on or about April 16, 2013.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUPPLEMENT NO. 1 TO PROXY STATEMENT

INTRODUCTION

        This supplement no. 1 to the proxy statement dated March 15, 2013, which we refer to as the proxy statement supplement, is being sent to you because we have amended our Agreement and Plan of Merger, dated January 7, 2013, with Rockwell Holdco, Inc. and Rockwell Acquisition Corp., and our stockholders are being asked to adopt the merger agreement, as amended, at a special meeting to be held on April 26, 2013.

        On April 5, 2013, EnergySolutions, Parent and Merger Sub entered into an amendment to the original merger agreement. The effect of the amendment is to (i) increase the per share merger consideration payable to holders of Company common stock (other than Parent and its affiliates and stockholders who have properly exercised appraisal rights) from $3.75 to $4.15 per share and (ii) for regulatory reasons, keep in place the current members of the EnergySolutions Board of Directors as the members of EnergySolutions' Board of Directors upon consummation of the merger.

        On April 5, 2013, EnergySolutions filed with the Securities and Exchange Commission, which we refer to as the SEC, a Current Report on Form 8-K describing the amendment.

        On April 9, 2013, without admitting any wrongdoing and to avoid the burden, expense and disruption of continued litigation, EnergySolutions, Inc., the members of our board of directors, Energy Capital Partners II, LLC, Parent and Merger Sub entered into a memorandum of understanding with the plaintiffs in the four purported class action lawsuits brought in the Utah State District Court, Third Judicial District, Salt Lake County, which we refer to collectively as the Utah actions, providing for the settlement in principle of the claims brought by the plaintiffs in the Utah actions. Pursuant to the memorandum of understanding, we included additional disclosures in this proxy statement supplement requested by the plaintiffs in the Utah actions. The parties to the Utah actions are in the process of documenting the settlement and will present the settlement to the Utah State District Court, Third Judicial District, Salt Lake County for approval when that documentation is complete.

        This proxy statement supplement provides information about the amendment and updates the proxy statement dated March 15, 2013 and previously mailed to you on or about March 15, 2013, which we refer to in this proxy statement supplement as the proxy statement. The information provided in the proxy statement continues to apply, except as described in this proxy statement supplement. To the extent information in this proxy statement supplement differs from, updates or conflicts with information contained in the proxy statement, the information in this proxy statement supplement is the more current information. If you need another copy of the proxy statement or this proxy statement supplement, you may obtain it free of charge from us by directing such request to our Secretary at EnergySolutions, Inc., 423 West 300 South, Suite 200, Salt Lake City, Utah 84101, telephone: (801) 649-2000. The proxy statement and this proxy statement supplement may also be accessed at www.sec.gov or on the Investor Relations section of EnergySolutions' website at www.ir.energysolutions.com. EnergySolutions website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement supplement or the proxy statement and is not incorporated in this proxy statement supplement or the proxy statement by this or any other reference to our website provided in this proxy statement supplement or the proxy statement. See "Where You Can Find More Information," beginning on page S-29 of this proxy statement supplement.

        All references to "EnergySolutions," "we," "us," or "our" in this proxy statement supplement refer to EnergySolutions, Inc., a Delaware corporation; all references to "Parent" refer to Rockwell Holdco, Inc., a Delaware corporation. All references to "Merger Sub" refer to Rockwell Acquisition Corp, a Delaware corporation and direct wholly-owned subsidiary of Parent formed for the sole purpose of effecting the merger. All references to the "merger" refer to the merger of Merger Sub with and into EnergySolutions with EnergySolutions surviving as a direct wholly-owned subsidiary of Parent; and, unless otherwise indicated or as the context requires. All references to the "original merger agreement" refer to the Agreement and Plan of Merger, dated as of January 7, 2013, by and among EnergySolutions, Parent and Merger Sub and all references to the "merger agreement" refer to the original merger agreement, as amended by the amendment and as may be further amended from time to time. All references to the "amendment" refer to the First Amendment to Agreement and Plan of Merger, dated as of April 5, 2013, by and among EnergySolutions, Parent, and Merger Sub.

 QUESTIONS AND ANSWERS ABOUT THE AMENDMENT TO THE MERGER AGREEMENT

        The following are some questions that you, as a stockholder of EnergySolutions, may have regarding the amendment and the answers to those questions. EnergySolutions urges you to carefully read the remainder of this proxy statement supplement and, if you have not already done so, the proxy statement because the information in this section does not provide all the information that might be important to you with respect to the amendment and the merger. Additional important information is also contained in the Annexes to and the documents incorporated by reference into this proxy statement supplement and the proxy statement.

Q:
WHY AM I RECEIVING THIS PROXY STATEMENT SUPPLEMENT AND A NEW PROXY CARD?

A:
You have been sent this proxy statement supplement and a new proxy card because on April 5, 2013, EnergySolutions, Parent and Merger Sub entered into the amendment, which is an amendment to the original merger agreement. This proxy statement supplement provides information about the amendment and updates the proxy statement.

Q:
WHAT IS THE EFFECT OF THE AMENDMENT?

A:
The effect of the amendment is to increase the per share merger consideration payable to holders of Company common stock (other than Parent and its affiliates) from $3.75 to $4.15 per share of Company common stock and, for regulatory reasons, to cause the members of the EnergySolutions board of directors immediately prior to completion of the merger to remain the members of the EnergySolutions board of directors immediately after completion of the merger. A copy of the amendment is attached as Annex D hereto. You are encouraged to read the amendment and this proxy statement supplement in their entirety, and if you have not already done so, to read the proxy statement in its entirety.

Q:
WHAT WILL ENERGYSOLUTIONS' STOCKHOLDERS NOW RECEIVE IN THE MERGER?

A:
Upon completion of the merger, you will be entitled to receive the per share merger consideration of $4.15 in cash, without interest, less any required tax withholding, for each share of Company common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. You will not own any shares of the capital stock in the surviving corporation.

Q:
HAS THE BOARD OF DIRECTORS APPROVED THE AMENDMENT?

A:
Yes, the EnergySolutions board of directors has approved the amendment and declared it advisable.

Q:
WHAT DO I NEED TO DO NOW?

A:
First, we urge you to carefully read this proxy statement supplement (including the Annexes), the proxy statement and the other documents referred to or incorporated by reference in this proxy statement supplement or the proxy statement.

  If you already have voted on the merger using a properly executed proxy card or otherwise voted via Internet or telephone, you will be considered to have voted on the merger agreement, as amended, as well, and you do not need to do anything, unless you wish to revoke or change your vote.

  If you have not yet voted, and if you hold your shares of Company common stock in your own name as the stockholder of record, please vote your shares of Company common stock by

  (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

  To Vote Over the Internet:

  You may submit a proxy electronically on the Internet by following the instructions on the proxy card. Please have the proxy card in hand when you log onto the website. Internet voting facilities will be available 24 hours a days and will close at 11:59 p.m. Eastern Daylight Time on April 25, 2013.

  To Vote By Telephone:

  If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time on April 25, 2013.

  To Vote By Proxy Card:

  If you request paper copies of the proxy materials by mail, you may indicate your vote by marking, dating, and signing your proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be received prior to commencement of the special meeting.

  It is important that you vote your shares. Your failure to vote, or failure to instruct your broker, bank or other nominee to vote, will have the same effect as a vote against the proposal to adopt the merger agreement.

Q:
HOW CAN I REVOKE MY PROXY?

A:
You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, at 423 West 300 South, Suite 200, Salt Lake City, Utah 84101, or by attending the special meeting and voting in person.

Q:
WHO CAN HELP ANSWER MY QUESTIONS?

A:
If you have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this proxy statement supplement or the proxy statement or additional proxy cards or otherwise need assistance voting, you should contact:

Innisfree M&A Incorporated
501 Madison Avenue—20th floor
New York, NY 10022

Banks and Brokers Call: (212) 750-5833
Stockholders Call: (877) 825-8971

or

EnergySolutions, Inc.
423 West 300 South, Suite 200
Salt Lake City, Utah 84101
(801) 649-2000
Attn: Investor Relations

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement supplement, and the documents to which we refer you in this proxy statement supplement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "project," "estimate," "will," "may," "should," "future," "predicts," "potential," "continue" and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement supplement (and the documents to which we refer you in this proxy statement supplement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement supplement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, our actual results may differ materially from our expectations or projections.

        The following factors, among others, could cause our actual results to differ materially from those described in these forward-looking statements:

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

  •
  the outcome of any legal proceedings that have been, or will be, instituted against the Company related to the merger agreement;

  •
  the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger;

  •
  the failure to obtain the necessary financing arrangements set forth in the equity commitment letter;

  •
  risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and

  •
  the effects of local and national economic, credit and capital market conditions on the economy in general, and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and other public filings with the SEC.

Additional information concerning these and other factors that may impact our expectations and projections can be found in our periodic filings with the SEC, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as the same may be amended from time to time. Our SEC filings are available publicly on the SEC's website at www.sec.gov, on our website at www.energysolutions.com or upon request from our Investor Relations Department at ir@energysolutions.com. We disclaim any obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

 SUPPLEMENT NO. 1 TO PROXY STATEMENT

        The following information updates or supplements the information in the specified sections of the proxy statement. The page references listed below are references to pages in the proxy statement, not this proxy statement supplement.

 SUMMARY

        All references to "$3.75" in the section of the Summary titled "The Merger" on page 3 of the proxy statement are replaced with a reference to "$4.15".

        The following information replaces the section of the Summary titled "Opinion of Goldman, Sachs & Co." on page 3 of the proxy statement.

Opinion of Goldman, Sachs & Co. (Page 48)

        Goldman, Sachs & Co., which we refer to as Goldman Sachs, delivered its opinion to the Company's board of directors and the transactions committee that, as of April 5, 2013 and based upon and subject to the factors and assumptions set forth therein, the $4.15 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated April 5, 2013, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E hereto. Goldman Sachs provided its opinion for the information and assistance of the Company's board of directors and the transactions committee in connection with their consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Company common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $10.9 million, all of which is contingent upon consummation of the merger.

        The following information replaces the first paragraph in section of the Summary titled "Financing of the Merger" on page 4 of the proxy statement.

Financing of the Merger (Page 62)

        We anticipate that the total funds needed to complete the merger, including the funds needed to:

  •
  pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the number of shares (and our other equity-based interests) outstanding as of April 15, 2013, would be approximately $403 million;

  •
  finance any of the Company's or Parent's efforts to repurchase our 10.75% Senior Notes due 2018 by one or more tender offers and/or seek consent solicitations to amend the Indenture, dated as of August 13, 2010, among the Company, EnergySolutions, LLC, the Guarantors thereto and Wells Fargo Bank, N.A., as Trustee, which we refer to as the indenture; and

  •
  pay fees and expenses related to the merger and the debt that will finance the merger,

will be funded through equity financing of up to $600 million to be provided or secured by Energy Capital Partners, or other parties to whom they assign a portion of their respective commitments.

        The following information is inserted below the paragraph in the section of the Summary titled "Market Price Data and Dividend Information" on page 12 of the proxy.

        The closing price of Company common stock on the New York Stock Exchange, which we refer to as the NYSE, on April 4, 2013, the last trading day prior to the public announcement of the amendment, was $3.73 per share of Company common stock. On April 15, 2013, the most recent practicable date before this proxy statement supplement was mailed to our stockholders, the closing price for Company common stock on the NYSE was $4.12 per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

QUESTIONS AND ANSWERS

        The following information replaces the corresponding questions on pages 14, 15 and 17 of the proxy statement.

Q.
What will I receive if the merger is completed?

A.
Upon completion of the merger, you will be entitled to receive the per share merger consideration of $4.15 in cash, without interest, less any required tax withholding, for each share of Company common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. Energy Capital Partners and Parent have advised us that $4.15 per share is their best and final offer. You will not own any shares of the capital stock in the surviving corporation.

Q.
How does the per share merger consideration of $4.15 in cash compare to the market price of Company common stock prior to announcement of the merger?

A.
The per share merger consideration of $4.15 in cash represents a premium of approximately 32% to the average closing share price of Company common stock during the 30-day trading period ended on January 4, 2013, the last trading day prior to the public announcement of the merger agreement, and a premium of approximately 21% to the closing share price of Company common stock on January 4, 2013.

Q.
Who will be the directors of the Company if the merger is completed?

A.
If the merger is completed, the members of the EnergySolutions Board of Directors immediately prior to the merger will remain the members of EnergySolutions' Board of Directors immediately after completion of the merger.

Q:
How does the Board recommend I vote on the proposals?

A:
The board of directors unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement, as amended by the amendment, "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation.

Q:
What am I being asked to vote on at the special meeting?

A:
You are being asked to consider and vote on a proposal to adopt the merger agreement, as amended by the amendment, that provides for the acquisition of the Company by Parent, a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger, which we refer to as the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation and to transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

 THE MERGER

General

        All references to "$3.75" in the section titled "General" on page 29 of the proxy statement are replaced with a reference to "$4.15".

Background of the Merger

        The following information replaces the final paragraph on page 31 in the section titled "Background of the Merger" of the proxy statement.

        On September 20 and 21, 2011, our board of directors held meetings. Because each of Party C, Party D, Party E and Party F had notified Goldman Sachs that they had decided not to pursue an acquisition of the Company, at the meetings, our board of directors authorized Goldman Sachs to contact two additional potential bidders, Energy Capital Partners and Party G, both private equity groups. The special committee and Goldman Sachs also presented to the board of directors on the status of the strategic process and informed the board of directors that Party C, Party D, Party E and Party F had all withdrawn from the process without making a proposal. Our board of directors also discussed strategic alternatives other than a sale of the Company, including alternative financing options and strategic partnerships. The strategic alternatives discussed (other than a sale of the Company) were to be in lieu of a sale of the Company and were not specifically suited to any particular prospective bidder. Representatives of Goldman Sachs contacted Party G on September 23, 2011 and Energy Capital Partners on September 26, 2011. Soon after Goldman Sachs contacted Energy Capital Partners, members of our board of directors, including Mr. Lockwood, were informed that certain individuals employed at Energy Capital Partners were previously employed by Goldman Sachs. Doug Kimmelman, Senior Partner and founder of Energy Capital Partners spent 22 years with Goldman Sachs (1983-2005) in the Investment Banking or J. Aron Currency and Commodities Division and was named a partner of Goldman Sachs in 1996. Pete Labbat and Tom Lane, two other partners at Energy Capital Partners, spent 13 and 17 years, respectively, in the Investment Banking Division at Goldman Sachs. Mr. Labbat and Mr. Lane were managing directors when they left Goldman Sachs in 2006 and 2005, respectively. The members of our board of directors were satisfied that these prior relationships did not present a conflict of interest between Goldman Sachs and Energy Capital Partners. On October 4, 2011, we and Party G, a private equity group, entered into a non-disclosure agreement in connection with their evaluation of a possible strategic transaction with us.

        The following information replaces the final paragraph on page 44 in the section titled "Background of the Merger" of the proxy statement.

        Except for the non-disclosure agreements we entered into with Party P and Party Q, each non-disclosure agreement we entered into as described above in this section contained a standstill provision, which we refer to as a standstill, preventing, for a period of 12 months, the potential bidder from taking action to seek control of the Company including by making a proposal to acquire the Company, unless specifically invited in writing by the Company. Except for the non-disclosure agreements we entered into with Party P and Party Q, each non-disclosure agreement also contained a provision making clear that we reserved the right, in our sole discretion, to conduct any process we deemed appropriate with respect to any proposed transaction involving the Company. The provisions combined were designed to provide our board of directors with control over the process of soliciting acquisition proposals for the Company and to maximize the value of such proposals in such process. In addition, except for the non-disclosure agreements we entered into with Party P and Party Q, which did not contain a standstill, each non-disclosure agreement contained a provision stating that a potential bidder was not permitted to ask for a waiver of the standstill, which we refer to as a no-ask, no-waiver provision, for 12 months, except that for Party E, Party F, Party G and Party T, this period lasted for 24 months (however, Party E's standstill lasted for only 12 months). The no-ask, no waiver provision was intended to prevent a situation where a potential bidder might avoid complying with the processes determined by our board of directors by seeking a waiver and forcing a premature public disclosure of the Company's strategic review process. In addition, the merger agreement with Energy Capital Partners explicitly provides that we may waive all standstill provisions solely in order to allow a counterparty to make a non-public proposal during the "go shop" period to acquire the company. This provision allowed Goldman Sachs to solicit competing proposals from all parties subject to such standstill provisions and allowed all such parties to make competing proposals without violation of the standstill provisions. Following the execution of the merger agreement through the conclusion of the "go-shop" period, Party F, Party G, Party O, Party T and Party U would have otherwise been contractually prohibited from requesting a waiver from the standstill in order to present a proposal to acquire the Company that might constitute a superior proposal under the merger agreement. During the "go-shop" period from January 7 to February 6, 2013, in order to seek interest in alternative proposals, Goldman Sachs contacted a number of parties on the Company's behalf as described in the below paragraph, including each of the parties then subject to a no-ask, no-waiver provision. None of the parties contacted during the "go-shop" period notified either Goldman Sachs or the Company that the standstill or no-ask, no waiver provisions prevented it from making any proposals regarding a potential strategic transaction with the Company. To the extent these provisions were waived, such waivers were made orally (in the case of Party O, Party T and Party U) or by e-mail (in the case of Party F) or orally and by e-mail (in the case of Party G), pursuant to the go-shop process as described above.

        The following information is inserted below the last paragraph in the section titled "Background of the Merger" on page 46 of the proxy statement.

        Between April 1 and 3, 2013, certain of the Company's independent directors and management and representatives of Energy Capital Partners held meetings with certain Company stockholders to discuss the transaction with Energy Capital Partners. As a result of these meetings, the Company's management informed Energy Capital Partners that it did not believe there was sufficient support from the Company's stockholders for the merger at the $3.75 per share merger consideration to approve the merger at the special meeting.

        Over the next three days, we negotiated with Energy Capital Partners to amend the merger agreement to increase the per share merger consideration being offered to our stockholders. Because we wanted to test the upper limits of the value that Energy Capital Partners was prepared to pay, we contacted Energy Capital Partners to propose a merger consideration of $4.25 per share of Company common stock. Energy Capital Partners responded that it could not support that price and that a price of $4.15 per share represented Energy Capital Partners' best and final offer.

        On April 4, 2013, our board of directors held a meeting. At the meeting, certain of our independent directors and our chief executive officer described the meetings held with certain of the Company's stockholders and informed our board of directors of negotiations with Energy Capital Partners to enter into an amendment to the merger agreement to raise the per share merger consideration from $3.75 to $4.15. After discussing the proposed amendment with the assistance of its financial and legal advisers, our board of directors concluded that the amendment was advisable and in the best interests of the Company and its stockholders and authorized our management to enter into the amendment substantially on the terms described at the meeting.

        On April 5, 2013, following negotiations with Energy Capital Partners, the parties agreed to amend the merger agreement to raise the per share merger consideration from $3.75 to $4.15. Also on April 5, 2013, representatives of Goldman Sachs orally rendered its opinion that, as of April 5, 2013, and based on and subject to factors and assumptions set forth therein, the $4.15 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of Company pursuant to the merger agreement, as amended by the amendment, was fair, from a financial point of view, to the holders

(other than Parent and its affiliates) of shares of Company pursuant to the merger agreement, as amended by the amendment.

Reasons for the Merger; Recommendation of the Board of Directors

        All references to "$3.75" and "January 7, 2013" in the section titled "Reasons for the Merger; Recommendation of the Board of Directors" on page 46 are replaced with a reference to "$4.15" and to "April 5, 2013", respectively.

        The following information is inserted above the first bullet point in the section titled "Reasons for the Merger; Recommendation of the Board of Directors" on page 46 of the proxy statement.

  •
  that the increased per share merger consideration of $4.15 per share of Company common stock represented Energy Capital Partners' best and final offer and increased the likelihood of the Company's stockholders approving the merger;

  •
  the failure of the "go-shop" process to produce any actionable proposals for a transaction with the Company;

Opinion of Goldman, Sachs & Co.

        The following information replaces the section titled "Opinion of Goldman, Sachs & Co." on page 48 of the proxy statement.

        Goldman Sachs delivered its opinion to the Company's board of directors and the transactions committee that, as of April 5, 2013 and based upon and subject to the factors and assumptions set forth therein, the $4.15 per share in cash to be paid to holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement, as amended, was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated April 5, 2013, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E. Goldman Sachs provided its opinion for the information and assistance of the Company's board of directors and the transactions committee in connection with their consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Company common stock should vote with respect to the merger or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the merger agreement, as amended;

  •
  annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2012;

  •
  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

  •
  certain other communications from the Company to its stockholders;

  •
  certain publicly available research analyst reports for the Company; and

  •
  certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs' use by the Company (described as Case 2 under "The Merger—Certain Company Forecasts" beginning on page 57 of this proxy statement, and which we refer to in this section as the Forecasts).

        Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the shares of Company common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the engineering and construction industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

        For purposes of rendering the opinion described above, Goldman Sachs, with the Company's consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Company's consent that the Forecasts had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs has assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has assumed that the merger will be consummated on the terms set forth in the merger agreement, as amended, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Goldman Sachs' opinion does not address the underlying business decision of the Company to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs' opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of Company common stock, as of the date of the opinion, of the $4.15 per share in cash to be paid to such holders pursuant to the merger agreement, as amended. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement, as amended, or merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement, as amended, or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the merger, whether relative to the $4.15 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement, as amended, or otherwise. Goldman Sachs does not express any opinion as to the impact of the merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Goldman Sachs' opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

        The following is a summary of the material financial analyses delivered by Goldman Sachs to the Company's board of directors and the transactions committee in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 3, 2013 and is not necessarily indicative of current market conditions.

        Implied Premium Based on Historical Stock Price Performance Analysis.    Goldman Sachs reviewed the historical trading prices for shares of Company common stock for the one-year period ended January 4, 2013 (the last trading day prior to the public announcement of the execution of the initial merger agreement). In addition, Goldman Sachs analyzed the $4.15 per share in cash proposed to be paid to the holders of the shares of Company common stock pursuant to the merger agreement, as amended, in relation to the closing price for shares of Company common stock as of January 4, 2013, and to the average closing prices of shares of Company common stock for the four-week period, 30-day period, 90-day period, 180-day period and 52-week period ended January 4, 2013, respectively.

        This analysis indicated that the $4.15 per share in cash to be paid to the Company stockholders pursuant to the merger agreement, as amended, represented:

  •
  a premium of 20.64% to the closing price of $3.44 per share of Company common stock as of January 4, 2013;

  •
  a premium of 32.52% to the average price of $3.13 per share of Company common stock for the four-week period ended on January 4, 2013;

  •
  a premium of 32.35% to the average price of $3.14 per share of Company common stock for the 30-day period ended on January 4, 2013;

  •
  a premium of 36.63% to the average price of $3.04 per share of Company common stock for the 90-day period ended on January 4, 2013;

  •
  a premium of 58.31% to the average price of $2.62 per share of Company common stock for the 180-day period ended on January 4, 2013; and

  •
  a premium of 31.28% to the average price of $3.16 per share of Company common stock for the 52-week period ended on January 4, 2013.

        Selected Companies Analysis.    Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the engineering and construction industry, referred to as the selected companies:

  •
  AMEC PLC

  •
  Areva S.A.

  •
  The Babcock & Wilcox Company

  •
  Clean Harbors, Inc.

  •
  Fluor Corporation

  •
  Jacobs Engineering Group, Inc.

  •
  URS Corporation

  •
  US Ecology, Inc.

        Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

        Goldman Sachs calculated and compared various financial multiples and ratios based on information it obtained from SEC filings, estimates from the Institutional Brokers' Estimate System, which we refer to in this section as IBES, and other Wall Street equity research analysts' reports (with all research estimates converted to be as of the latest twelve months ended or the end of December of each applicable calendar year, as appropriate). The multiples and ratios of each of the selected companies were based on information obtained from IBES estimates as of April 3, 2013, market information as of April 3, 2013 and the most recent publicly available information. The multiples and ratios of the Company were based on information obtained from IBES estimates as of January 4, 2013, market information as of January 4, 2013 and certain balance sheet information (including net debt and outstanding shares of Company common stock) as of March 31, 2013 provided by the Company's management. With respect to each of the selected companies and the Company, Goldman Sachs calculated the applicable company's adjusted enterprise value, which is the adjusted market capitalization of the applicable company (based on the closing price of shares of the applicable company's common stock as of April 3, 2013 and the number of shares of common stock outstanding of the applicable company on a fully diluted basis, excluding restricted shares and in-the-money options and warrants) plus the book value of debt less cash and cash equivalents, as a multiple of the applicable company's estimated calendar years 2012, 2013 and 2014 revenues, respectively, and compared those to the adjusted enterprise value of the Company (based on the closing price of shares of Company common stock as of January 4, 2013 and 91,052,577 shares of Company common stock on a fully diluted basis) as a multiple of the Company's estimated calendar years 2012, 2013 and 2014 revenues, respectively. The results of these analyses are summarized as follows:

Selected Companies
Adjusted enterprise value as a multiple of revenues:	Range	Median	Mean	EnergySolutions
CY2012E	0.3x - 3.1x	0.8x	1.0x	0.6x
CY2013E	0.3x - 2.9x	0.8x	1.0x	0.6x
CY2014E	0.3x - 2.6x	0.7x	0.9x	0.6x

        Goldman Sachs also calculated the selected companies' adjusted enterprise value as a multiple of estimated earnings before interest, taxes and depreciation and amortization (adjusted for certain restructuring charges, non-cash equity-based compensation, accretion and nuclear decommissioning trust income) (which we refer to in this section as Adjusted EBITDA), for calendar years 2012, 2013 and 2014, respectively (based on IBES estimates as of April 3, 2013), and compared those to the adjusted enterprise value to estimated Adjusted EBITDA multiples of the Company for the same time periods, respectively (based on IBES estimates as of January 4, 2013). The results of these analyses are summarized as follows:

Selected Companies
Adjusted enterprise value as a multiple of Adjusted EBITDA:	Range	Median	Mean	EnergySolutions
CY2012E	5.8x - 9.8x	8.5x	7.8x	7.6x
CY2013E	5.4x - 8.6x	7.6x	7.1x	6.3x
CY2014E	5.3x - 7.8x	6.3x	6.4x	6.2x

        Goldman Sachs also calculated the selected companies' estimated price-to-earnings ratios, calculated as the closing price of shares of the applicable company's common stock as of April 3, 2013 divided by its estimated earnings per share, for calendar years 2012, 2013 and 2014, respectively, and compared those to the price-to-estimated-earnings ratios for the Company based on the closing price of shares of Company common stock as of January 4, 2013. The results of these analyses are summarized as follows:

Selected Companies
Price-to-earnings ratio:	Range	Median	Mean	EnergySolutions
CY2012E	10.6x - 18.4x	13.9x	14.5x	14.3x
CY2013E	9.9x - 21.5x	14.2x	14.4x	11.0x
CY2014E	8.7x - 17.6x	12.1x	12.4x	8.2x

        The multiples and ratios of each of the selected companies are as follows:

Selected Companies	Adjusted enterprise value as a multiple of adjusted EBITDA			Adjusted enterprise value as a multiple of adjusted EBITDA			Price-to-earnings ratio
	2012	2013	2014	2012	2013	2014	2012	2013	2014
AMEC PLC	0.8x	0.7x	0.7x	9.8x	8.6x	7.8x	13.4x	12.1x	10.9x
Areva S.A.	0.9x	0.9x	0.8x	8.5x	7.5x	5.4x	Not meaningful	13.5x	8.7x
The Babcock & Wilcox Company	0.8x	0.8x	0.7x	6.0x	5.9x	5.7x	12.6x	11.7x	10.9x
Clean Harbors, Inc.	Not meaningful	1.3x	1.2x	Not meaningful	7.7x	7.0x	Not meaningful	21.5x	17.6x
Fluor Corporation	0.3x	0.3x	0.3x	6.2x	6.1x	5.6x	14.5x	14.9x	13.3x
Jacobs Engineering Group, Inc.	0.6x	0.5x	0.5x	8.6x	7.7x	7.0x	17.4x	15.3x	13.7x
URS Corporation	0.5x	0.4x	0.4x	5.8x	5.4x	5.3x	10.6x	9.9x	9.2x
US Ecology, Inc.	3.1x	2.9x	2.6x	9.4x	8.1x	7.4x	18.4x	16.8x	15.1x

        Implied Multiples Analysis.    Based on information obtained from the Company's SEC filings, the Forecasts and IBES projections, Goldman Sachs performed certain analyses and calculated certain financial multiples for the Company based on the $4.15 per share in cash to be paid to the holders of shares of Company common stock pursuant to the merger agreement, as amended. Goldman Sachs first calculated the implied market capitalization of the Company by multiplying the $4.15 per share in cash to be paid to the holders of shares of Company common stock pursuant to the merger agreement, as amended, by the assumed number of total shares of Company common stock outstanding on a fully diluted basis, comprised of 91,052,577 shares of Company common stock, 316,000 performance share units, 898,198 phantom stock units and 4,496,346 phantom performance stock units. Goldman Sachs then calculated the implied enterprise value of the Company by adding the implied market capitalization to the assumed amount of the Company's debt of $810.4 million (assuming $510.4 million in term loan outstanding and $300 million in bonds outstanding as of March 31, 2013 per the Forecasts) minus the assumed amount of cash and cash equivalents of $91.5 million. Goldman Sachs then divided such implied enterprise value by the Company's actual Adjusted EBTIDA for calendar year 2012 and estimated Adjusted EBITDA for calendar year 2013 (by using both the Forecasts and IBES projections), respectively. The following table presents the results of Goldman Sachs' analysis:

	2012A Adjusted EBITDA	2013E Adjusted EBITDA (based on Forecasts)	2013E Adjusted EBITDA (based on IBES projections)
Implied enterprise value as a multiple of:	8.3x	7.7x	7.0x

        Goldman Sachs also calculated the implied price to estimated earnings ratios of the Company based on the $4.15 per share in cash to be paid to holders of shares of Company common stock by dividing the implied market capitalization of the Company (calculated as described above) by the actual earnings of the Company for calendar year 2012 and the estimated earnings of the Company for calendar year 2013 (by using both the Forecasts and IBES projections), respectively. The following table presents the results of Goldman Sachs' analysis:

	2012A Earnings	2013E Earnings (based on Forecasts)	2013E Earnings (based on IBES projections)
Implied equity consideration as a multiple of:	22.2x	19.6x	14.0x

        Illustrative Discounted Cash Flow Analysis.    Goldman Sachs performed an illustrative discounted cash flow analysis on the Company using the Company's cash flows set forth in the Forecasts to determine a range of the Company's implied present values per share. Goldman Sachs also calculated illustrative terminal values for the Company in the year 2020 by applying illustrative forward enterprise value to Adjusted EBITDA multiples ranging from 6.0x to 8.0x to an estimated steady-state Adjusted EBITDA of $181.9 million in fiscal year 2021 per the Forecasts (normalized for Zion project fees and other operating items and determined based on estimated revenues for calendar years 2016 through 2020). These illustrative forward enterprise value to Adjusted EBITDA multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and the current forward enterprise value to Adjusted EBITDA multiples for the Company and selected companies which exhibited similar business characteristics to the Company. Goldman Sachs then discounted the Company's estimated unlevered, after-tax free cash flows (calculated as Adjusted EBITDA less capital expenditures, taxes, increases in net working capital, probability-weighted Magnox-related pension costs and asset retirement obligation gains relating to the Zion project, in order to reconcile between accounting profit and cash flow) for the last three quarters of 2013 and each of the calendar years 2014 through 2020 and illustrative terminal values to illustrative present values as of March 31, 2013. Goldman Sachs used a range of discount rates from 8.5% to 10.5% representing estimates of the Company's weighted average cost of capital derived by application of the Capital Asset Pricing Model, which takes into account certain company-specific metrics, including the Company's target capital structure, cost of long-term debt, forecast tax rate and historical beta, as well as certain financial metrics for the selected companies and financial markets generally. Goldman Sachs then subtracted the assumed amount of Company's net debt to calculate the present values of illustrative equity values of the Company as of March 31, 2013. Goldman Sachs then divided such present values of illustrative equity values by the number of shares of Company common stock on a fully diluted basis (including 91,052,577 shares of Company common stock, 316,000 performance share units, 898,198 phantom stock units and 4,496,346 phantom performance stock units as of March 31, 2013 per the Forecasts) to calculate the illustrative per-share equity values. The following table presents the results of this analysis:

Illustrative per-share value indications
EnergySolutions	$1.94 - $5.04

        Selected Transactions Analysis.    Goldman Sachs analyzed certain information relating to the following selected transactions in the engineering and construction industry since 1999:

Announcement Date	Acquiror	Target
July 30, 2012	Chicago Bridge & Iron Company N.V.	The Shaw Group, Inc.
February 20, 2012	URS Corporation	Flint Energy Services Ltd.
September 12, 2011	Colfax Corporation	Charter International PLC
March 11, 2010	Willbros Group, Inc.	InfrastruX Group, Inc.
November 13, 2009	Ernst Gohner Stiftung	Implenia AG
June 10, 2009	AMEC PLC	GRD Limited
April 2, 2008	Perini Corporation	Tutor-Saliba Corporation
August 24, 2007	Chicago Bridge & Iron Company N.V.	Lummus Global
June 15, 2007	CH2M Hill Companies, Ltd.	VECO Engineering
May 27, 2007	URS Corporation	Washington Group International, Inc.
October 7, 2004	Worley Group Ltd.	Parsons E&C Corporation
May 1, 2004	Isolux-Wat S.A.	Corsan-Corviam S.A.
December 19, 2002	Emcor Group, Inc.	Consolidated Engineering Corporation
May 8, 2002	Saipem S.p.A.	Bouygues Construction S.A.
April 17, 2000	Morrison Knudsen Corporation	Raytheon Engineering & Construction
February 16, 2000	AMEC PLC	AGRA, Inc.
December 22, 1999	GPU, Inc.	MYR Group, Inc.

        For each of the selected transactions, Goldman Sachs calculated and compared, based on information it obtained from public filings, news articles, Capital IQ, Wall Street research and other publicly available information, the transaction value (calculated as the sum of the total equity consideration paid in the transaction plus the target company's net debt, using the foreign exchange rates as of the applicable date of announcement, where applicable) as a multiple of the EBITDA for the applicable last twelve months, based on the latest publicly available financial statements as of the date on which such selected transaction was announced. While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company's results, market size and product profile. This analysis resulted in a range of transaction value/last twelve months EBITDA multiples from 4.0x to 15.4x with a median of approximately 9.3x and a mean of approximately 8.9x.

        Present Value of Future Share Price Analysis.    Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Company common stock, which is designed to provide an indication of the present value of a theoretical future value of a company's equity as a function of such company's estimated future EBITDA and its assumed enterprise value to EBITDA multiples.

        Goldman Sachs first calculated the implied future enterprise values of the Company for each of the calendar years 2013 through 2017 by applying an illustrative enterprise value to Adjusted EBITDA multiple of 6.0x to the Company's estimated forward Adjusted EBITDA per the Forecasts for each of the calendar years 2014 through 2018. Goldman Sachs then subtracted the assumed amount of net debt of $718.9 million (based on the face value of debt outstanding net of unrestricted cash only) as of March 31, 2013 from these implied enterprise values to calculate the implied future equity values for calendar years 2013 through 2017, respectively. Goldman Sachs assumed the amount of net debt as of March 31, 2013 to calculate the implied future equity values for each of the calendar years 2013 through 2017, respectively, based on discussions with the Company's management. The Forecasts assumed that the Company would not materially reduce its net debt in such years relative to the amount of net debt as of March 31, 2013. Goldman Sachs then discounted these implied future equity values back to March 31, 2013 by using an illustrative discount rate of 14.6%, which reflected an estimate of the Company's cost of equity. Goldman Sachs then divided these present values of the

Company's implied future equity values by the assumed number of total shares of Company common stock as of March 31, 2013 (including 91,052,577 shares of Company common stock, 316,000 performance share units, 898,198 phantom stock units and 4,496,346 phantom performance stock units) to calculate the implied present per-share values. This analysis resulted in a range of implied present values of $1.51 to $1.86 per share of Company common stock. Based on the same methodologies, Goldman Sachs then calculated implied present per-share values of Company common stock by using illustrative forward enterprise value to Adjusted EBITDA multiples of 7.0x and 8.0x, respectively. These illustrative forward enterprise value to Adjusted EBITDA multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and the current forward enterprise value to Adjusted EBITDA multiples for the Company and selected companies which exhibited similar business characteristics to the Company. This analysis resulted in ranges of implied present values of $2.52 to $3.29 (based on an illustrative forward enterprise value to Adjusted EBITDA multiple of 7.0x) and $3.46 to $4.71 (based on an illustrative forward enterprise value to Adjusted EBITDA multiple of 8.0x), respectively, per share of Company common stock.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction.

        Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its opinion to the Company's board of directors and the transactions committee as to the fairness from a financial point of view of the $4.15 per share in cash to be paid to holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement, as amended. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The consideration to be paid pursuant to the merger agreement, as amended, was determined through arm's-length negotiations between the Company and Parent and was approved by the Company's board of directors and the transactions committee. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company, the Company's board of directors or the transactions committee or that any specific amount of consideration constituted the only appropriate consideration for the merger.

        As described above, Goldman Sachs' opinion to the Company's board of directors was one of many factors taken into consideration by the Company's board of directors in making its determination to approve the merger agreement, as amended. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex E hereto.

        Goldman Sachs and its affiliates are engaged in commercial and investment banking and financial advisory services, market making and trading, research and investment management (both public and private investing), principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent and any of their respective affiliates and third parties, including Energy Capital Partners, an affiliate of Parent, and its affiliates and portfolio companies, or any currency or commodity that may be involved in the merger for the accounts of Goldman Sachs and its affiliates and their customers. Goldman Sachs acted as financial advisor to the Company's board of directors and the transactions committee in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain investment banking services to the Company and its affiliates from time to time. During the two year period ended April 5, 2013, Goldman Sachs has not been engaged by the Company or its affiliates to provide services for which the Investment Banking Division of Goldman Sachs has received compensation. Goldman Sachs also has provided certain investment banking services to Energy Capital Partners and its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as a participant in the revolving credit facility (aggregate principal amount $550 million) of Summit Midstream Partners, LLC, an affiliate of Energy Capital Partners, in May 2012; as joint bookrunner with respect to the refinancing of the senior secured bank loan (aggregate principal amount $985 million) of EquiPower Resources, an affiliate of Energy Capital Partners, in July 2012; and as joint bookrunner with respect to an initial public offering of 14,375,000 common units representing limited partner interests of Summit Midstream Partners, LP, an affiliate of Energy Capital Partners, in October 2012. Since January 7, 2013, Goldman Sachs has not been engaged by Energy Capital Partners or its affiliates to provide financial advisory services. During the two year period ended April 5, 2013, the Investment Banking Division of Goldman Sachs has received compensation for services provided to Energy Capital Partners and its affiliates and portfolio companies of approximately $4.8 million. Goldman Sachs may also in the future provide investment banking services to the Company, Parent and their respective affiliates and Energy Capital Partners and its affiliates and portfolio companies for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Energy Capital Partners and its affiliates from time to time and may have invested in limited partnership units of affiliates of Energy Capital Partners from time to time and may do so in the future.

        The Company's board of directors and the transactions committee selected Goldman Sachs as their financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated April 26, 2011, as amended as of January 7, 2013, the Company engaged Goldman Sachs to act as financial advisor to the Company's board of directors and transactions committee in connection with the merger. The amendment to the letter agreement, dated January 7, 2013, clarified that Goldman Sachs was advising our board of directors and transactions committee, whereas the original letter agreement recited that Goldman Sachs advised our special committee, which ceased to meet after April 12, 2012. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $10.9 million, all of which is contingent upon consummation of the merger. That all of Goldman Sachs' compensation was contingent on the consummation of a transaction was intended by the Company to assure that the Company would not be out of pocket significant investment banking fees unless a transaction was consummated that would result in value to our stockholders. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financing of the Merger

        The following information replaces the first paragraph in section titled "Financing of the Merger" on page 62 of the proxy statement.

        We anticipate that the total funds needed to complete the merger, including the funds needed to:

  •
  pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the number of shares (and our other equity-based interests) outstanding as of April 15, 2013, would be approximately $403 million;

  •
  finance any of the Company's or Parent's efforts to repurchase our 10.75% Senior Notes due 2018 by one or more tender offers and/or seek consent solicitations to amend the Indenture, dated as of August 13, 2010, among the Company, EnergySolutions, LLC, the Guarantors thereto and Wells Fargo Bank, N.A, as Trustee, which we refer to as the indenture; and

  •
  pay fees and expenses related to the merger and the debt that will finance the merger,

will be funded through equity financing of up to $600 million to be provided or secured by Energy Capital Partners, or other parties to whom they assign a portion of their respective commitments.

Interests of Certain Persons in the Merger

        The following information replaces the section titled "Interests of Certain Persons in the Merger" on page 66 of the proxy statement.

        When considering the recommendation of our board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. In the discussion below, we have quantified payments and benefits on a pre-tax basis to our executive officers and to our non-employee directors. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control and a sale of the Company.

  Treatment of Outstanding Equity Awards

        Pursuant to the Company's incentive plans and programs, certain Company equity awards held by its executive officers and directors that are outstanding immediately prior to the closing of the Merger will be subject to accelerated vesting, as described in more detail in the section entitled "The Merger Agreement—Treatment of Company Common Stock, Options, Restricted Stock, Performance Share Units, Phantom Share Awards and Phantom Performance Share Units" on page 78 of this proxy statement.

        The following table shows, for each person who has been an executive officer or director since January 1, 2012, as applicable, as of April 15, 2013, (i) the number of shares subject to vested options held by him or her, (ii) the cash consideration that he or she will receive for such vested options upon completion of the merger, (iii) the number of shares subject to unvested options held by him or her, (iv) the cash consideration that he or she will receive for such options upon completion of the merger, (v) the number of shares subject to restricted stock, performance share units, phantom share awards and phantom performance share units held by him or her that would be subject to accelerated vesting upon completion of the merger, (vi) the value of the payment that he or she will receive for such restricted stock, performance share units, phantom share awards and phantom performance share units, (vii) the total payments he or she will receive for all unvested equity awards and (viii) the total consideration he or she will receive for all outstanding equity awards. Please note that William R. Benz and David Angerbauer were executive officers during that time period but have now terminated employment and no longer hold equity awards.

Name	Number of Shares Subject to Vested Options (#)	Cash-Out Payment for Vested Options ($)	Number of Shares Subject to Unvested Options (#)	Cash-Out Payment for Unvested Options ($)	Number of Shares Subject to Restricted Stock, Performance Share Units, Phantom Share Awards and Phantom Performance Share Units (#)		Value of Payment for Restricted Stock, Performance Share Units, Phantom Share Awards and Phantom Performance Share Units ($)		Total Payment for Unvested Equity Awards ($)	Total Payment for Outstanding Equity Awards ($)
Executive Officers
David Lockwood	-0-	-0-	-0-	-0-	2,695,330	(1)	11,185,620	(2)	11,185,620	11,185,620
Greg Wood	-0-	-0-	-0-	-0-	1,078,132	(3)	4,474,248	(4)	4,474,248	4,474,248
John Christian	157,890	-0-	38,332	-0-	416,728	(5)	1,729,421	(6)	1,729,421	1,729,421
Mark Morant	199,612	-0-	45,999	-0-	436,030	(7)	1,809,525	(8)	1,809,525	1,809,525
Alan Parker	251,383	-0-	40,000	-0-	413,147	(9)	1,714,560	(10)	1,714,560	1,714,560
Val J. Christensen (former executive officer)	629,500	-0-	282,000	-0-	468,665	(11)	1,944,960	(12)	1,944,960	1,944,960
All other executive officers as a group (2 individuals)	-0-	-0-	-0-	-0-	103,994	(13)	431,575	(14)	431,575	431,575
Non-Employee Directors
James B. Beasley, Jr.	-0-	-0-	-0-	-0-	-0-		-0-		-0-	-0-
Pascal Colombani	-0-	-0-	-0-	-0-	-0-		-0-		-0-	-0-
J.I. Everest II	-0-	-0-	-0-	-0-	-0-		-0-		-0-	-0-
Steven Rogel	-0-	-0-	-0-	-0-	-0-		-0-		-0-	-0-
Clare Spottiswoode	-0-	-0-	-0-	-0-	-0-		-0-		-0-	-0-
Robert Whitman	-0-	-0-	-0-	-0-	-0-		-0-		-0-	-0-
David Winder	-0-	-0-	-0-	-0-	-0-		-0-		-0-	-0-

(1)
Relates to phantom performance share units.

(2)
Relates to phantom performance share units.

(3)
Relates to phantom performance share units.

(4)
Relates to phantom performance share units.

(5)
40,717 shares relate to restricted stock awards; 24,863 shares relate to performance share units; and 351,148 shares relate to phantom performance share units.

(6)
$168,976 relates to restricted stock awards; $103,181 relates to performance share units; and $1,457,264 relates to phantom performance share units.

(7)
53,156 shares relate to restricted stock awards; 31,726 shares relate to performance share units; and 351,148 shares relate to phantom performance share units.

(8)
$220,597 relates to restricted stock awards; $131,663 relates to performance share units; and $1,457,264 relates to phantom performance share units.

(9)
37,136 shares relate to restricted stock awards; 24,863 shares relate to performance share units; and 351,148 shares relate to phantom performance share units.

(10)
$154,114 relates to restricted stock awards; $103,181 relates to performance share units; and $1,457,264 relates to phantom performance share units.

(11)
242,665 shares relate to restricted stock awards; 226,000 shares relate to performance share units.

(12)
$1,007,060 relates to restricted stock awards; $937,900 relates to performance share units.

(13)
Relates to phantom share awards.

(14)
Relates to phantom share awards.

Severance Agreements

        Each named executive officer is party to a severance agreement with the Company which provides that if his employment is terminated within two years following a change in control by the Company without "cause" or by the executive for "good reason," (each as defined in the severance agreement) then, subject to the execution of a release and compliance with certain confidentiality, non-solicitation and non-disclosure requirements, he will be entitled to the following severance payments and benefits:

  •
  a pro rata bonus payment for the year of termination at target level;

  •
  monthly severance payments equal to the sum of the executive's monthly base salary and one-twelfth his target bonus for 18 months (24 months in the case of Mr. Lockwood and Mr. Wood);

  •
  an amount equal to the cost of maintaining medical, dental, disability and life insurance coverage for the executive, his spouse and eligible dependents for the severance period, or, if earlier, until the executive has become eligible for comparable benefits from a new employer;

  •
  professional outplacement services for up to one year following the date of termination, up to a maximum of $50,000; and

  •
  for Mr. Morant only, reimbursement for the cost of relocating back to the United Kingdom if relocation occurs within two years following termination.

        In the event the total severance payments due to an executive officer would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then the severance payments will be cut back to the amount that would result in no such tax being imposed, if such reduction would result in a greater after-tax benefit to the executive officer. The payments below do not reflect the value of any such potential cutback.

        Executive officers other than the named executive officers are covered by a general Company severance practice, pursuant to which the Company has historically paid two weeks of severance pay for the first year of service, plus one week of severance pay for each year of service thereafter.

        The aggregate value of the payments and benefits to which each executive officer could become entitled pursuant to the severance agreements (or severance policy, as the case may be), assuming for this purpose that the merger is consummated on July 31, 2013 and termination of employment occurs on such date, is as follows:

Executive Officer	Value of Severance Agreement Payments and Benefits ($)
David Lockwood	3,528,444
Greg Wood	2,384,035
John Christian	1,592,542
Mark Morant	1,905,862
Alan Parker	1,625,402
All other executive officers as a group	33,654

Retention Agreements

        In addition to any other payments or benefits which may be due to the executive officer, each executive officer is party to a retention agreement with the Company which provides that he will be paid a lump sum cash retention payment on the effective date of the merger, or, if applicable, the effective date of another transaction arising from the "go-shop" period, so long as (i) he is still employed by the Company on such effective date or has been terminated by the Company without "cause" (for the named executive officers, as defined in such individual's severance agreement) prior to such date; (ii) the price per share received by stockholders of the Company in the transaction is $3.75 or greater; and (iii) such effective date is no later than December 31, 2013.

        The amount of payments to which each executive officer could become entitled pursuant to the retention agreements is as follows:

Executive Officer	Value of Retention Agreement Payments ($)
David Lockwood	3,300,000
Greg Wood	1,200,000
John Christian	100,000
Mark Morant	100,000
Alan Parker	100,000
All other executive officers as a group	200,000

Specified Compensation that may Become Payable to Our Named Executive Officers in Connection with the Merger

        In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation and benefits that each named executive officer of the Company could receive that are based on or otherwise relate to the merger. These amounts have been calculated assuming the merger is consummated on July 31, 2013 and assuming each named executive officer experiences a qualifying termination of employment as of that date. Please see the section entitled "Interests of Certain Persons in the Merger" for further information about the applicable compensation and benefits.

Golden Parachute Compensation

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)(4)
David Lockwood	6,735,616	11,185,620	92,828	18,014,064
Greg Wood	3,490,411	4,474,248	93,624	8,058,283
John Christian	1,603,212	1,733,069	89,330	3,425,611
Mark Morant	1,603,212	1,816,824	402,650	3,822,686
Alan Parker	1,633,485	1,718,208	91,917	3,443,610

(1)
Cash.

  The following table shows, for each named executive officer, the amount of each component part of the cash payments. These amounts are double-trigger in nature except for the retention payments, which are single trigger in nature.

Named Executive Officer	Salary Continuation ($)	Pro Rata Bonus ($)	Retention Payments ($)	Total ($)
David Lockwood	3,000,000	435,616	3,300,000	6,735,616
Greg Wood	2,000,000	290,411	1,200,000	3,490,411
John Christian	1,282,500	220,712	100,000	1,603,212
Mark Morant	1,282,500	220,712	100,000	1,603,212
Alan Parker	1,308,328	225,157	100,000	1,633,485
(2)
Equity.

Represents the value of the aggregate consideration to be paid with respect to the named executive officers' equity awards, as described in greater detail above in the section entitled "Treatment of Outstanding Equity Awards" and based on the assumptions in that section (but taking into account additional vesting that will have occurred as of the assumed merger date). These amounts are single-trigger in nature with the exception of phantom performance share units, the earning, vesting and payment of which are not accelerated by the merger but instead require a subsequent qualifying termination of employment without cause or for good reason.

(3)
Perquisites/Benefits.

Represents the value of the payments with respect to welfare benefit coverage and the maximum value of outplacement services and relocation (for Mr. Morant), each as described above under "Severance Agreements." These amounts are double-trigger in nature.

Executive Officer	Welfare Benefit Payments ($)	Outplacement Services ($)	Relocation ($)	Total ($)
David Lockwood	42,828	50,000	0	92,828
Greg Wood	43,624	50,000	0	93,624
John Christian	39,330	50,000	0	89,330
Mark Morant	31,650	50,000	321,000	402,650
Alan Parker	41,917	50,000	0	91,917
(4)
Total.

The following table shows, for each named executive officer, the amounts which are single trigger (i.e., conditioned solely on the occurrence of a change in control) or double trigger (i.e., requiring the occurrence of an additional event, in this case a qualifying termination of employment) as described in more detail above.

Executive Officer	Single Trigger ($)	Double Trigger ($)
David Lockwood	3,300,000	14,714,064
Greg Wood	1,200,000	6,858,283
John Christian	375,805	3,049,806
Mark Morant	459,560	3,363,127
Alan Parker	360,944	3,082,666

Arrangements with the Surviving Corporation

        Parent has previously indicated its belief that the continued involvement of the Company's management team is integral to the surviving corporation's future success. As of the date of this proxy statement and the proxy statement supplement, no members of our current management have entered into any definitive agreement, arrangement or understanding with Parent, Merger Sub or their affiliates regarding employment with, or the right to invest or participate in the equity of, the surviving corporation, Parent or any of its affiliates.

        Pursuant to the merger agreement, for a one-year period commencing at the effective time of the merger, Parent has agreed to provide or cause the surviving corporation to provide to each individual who continues to be employed from and after the effective time of the merger, who we refer to as collectively as the continuing employees, a base salary or wage rate at least equal to their base salary or wage rate in effect as of immediately prior to the effective time of the merger, and compensation and benefits that are, in the aggregate, no less favorable than the compensation and benefits being provided to such employees immediately prior to the effective time. Parent agreed to honor the terms and conditions of employment and continue benefits as set forth within any collective bargaining agreement with respect to those continuing employees whose terms and conditions of employment are governed by a collective bargaining agreement, subject to any powers to amend, terminate or renegotiate a collective bargaining agreement. In addition, Parent agreed to provide or cause the surviving corporation to provide to continuing employees who experience a termination of employment during the one-year period commencing at the effective time of the merger severance benefits that are no less than the severance benefits that would have been provided to such employees upon such a termination of employment immediately prior to the effective time of the merger. A more complete description of the benefits provided to Company employees under the merger agreement is under the heading "The Merger Agreement—Employee Benefit Matters" beginning on page 95.

        In addition, pursuant to the merger agreement, Parent and the surviving corporation will indemnify, defend, and hold harmless (and will advance expenses to) our present and former officers, directors and employees to the fullest extent required by our charter and bylaws and any indemnification agreements as in effect on the date of the merger agreement for acts or omissions occurring prior to the effective time of the merger for not less than six years after the effective time of the merger, and will not amend, repeal or otherwise modify any such provision in any manner that would adversely affect the rights thereunder of any such current and former officers, directors and employees. In addition, the Company will, or if the Company is unable to do so prior to the effective time, Parent will, or will cause the surviving corporation to, obtain and fully pay the premium for the non-cancellable extension of our current directors' and officers' liability insurance and fiduciary liability insurance policies covering each person currently covered by our directors' and officers' liability insurance policy for a claims reporting or discovery period of at least six years from and after the effective time with respect to any claim related to any period of time at or prior to the effective time from an insurance carrier with the same or a better credit rating as the Company's current insurance carrier. However, Parent and the surviving corporation will not be required to pay an annual premium for any such insurance in excess of 300% of the last annual premium paid prior to the date of the merger agreement. A more complete description of the indemnification and insurance rights provided to the Company's directors and officers under the merger agreement is under the heading "The Merger Agreement—Indemnification; Directors' and Officers' Insurance" on page 105.

        Except as disclosed in this proxy statement, there is no present or proposed material agreement, arrangement, understanding or relationship between Parent, Merger Sub, the guarantor or any of their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and the Company or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand.

Litigation Relating to the Merger

        The following information is inserted above the final paragraph in the section titled "Litigation Relating to the Merger" on page 75 of the proxy.

        On April 9, 2013, without admitting any wrongdoing and to avoid the burden, expense and disruption of continued litigation, EnergySolutions, Inc., the members of our board of directors, Energy Capital Partners II, LLC, Parent and Merger Sub entered into a memorandum of understanding with the plaintiffs in the Utah actions, providing for the settlement in principle of the claims brought by the plaintiffs in the Utah actions. Pursuant to the memorandum of understanding, we included additional disclosures in this proxy statement supplement requested by the plaintiffs in the Utah actions. The parties to the Utah actions are in the process of documenting the settlement and will present the settlement to the Utah State District Court, Third Judicial District, Salt Lake County for approval when that documentation is complete.

THE MERGER AGREEMENT (PROPOSAL NO. 1)

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

        The following information replaces the second paragraph of the section titled "Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws" on page 76 of the proxy statement.

        The board of directors of the Company immediately prior to the effective time of the merger will be the directors of the surviving corporation until the earlier of their resignation or removal or until their successors have been duly elected and qualified. The officers of the Company immediately prior to the effective time of the merger will be the officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

MARKET PRICE DATA AND DIVIDEND INFORMATION

        The following information is inserted below the second paragraph in the section titled "Market Price Data and Dividend Information" on page 106 of the proxy.

        The per share closing price of Company common stock on the NYSE, on April 4, 2013, the last trading day prior to the public announcement of the amendment, was $3.73 per share of Company common stock. On April 15, 2013, the most recent practicable date before this proxy statement supplement was mailed to our stockholders, the closing price for Company common stock on the NYSE was $4.12 per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following information replaces the section titled "Security Ownership of Certain Beneficial Owners and Management" on page 107 of the proxy statement.

        The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 15, 2013 by:

  •
  each stockholder who is known to own beneficially more than 5% of our common stock;

  •
  each director;

  •
  each of our named executive officers; and

  •
  all directors and officers as a group.

        The percentage ownership is based on 91,052,385 shares of common stock outstanding (net of treasury shares and non-voting restricted stock) at April 15, 2013. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of April 15, 2013 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned		Percent
Executive Officers and Directors
David Lockwood	1,538,618	(2)	1.7%
Greg Wood	—		*
John A. Christian	256,042	(3)	*
Mark Morant	362,085	(4)	*
Alan Parker	381,545	(5)	*
J. Barnie Beasley, Jr.	70,121		*
Pascal Colombani	56,570		*
J.I. "Chip" Everest, II	790,240	(6)	*
Steven R. Rogel	61,407		*
Clare Spottiswoode	56,570		*
Robert A. Whitman	50,911		*
David B. Winder	87,485		*
All executive officers and directors as a group
(14 persons)	3,725,594	(7)	4.1%
5% Stockholders
BlackRock, Inc.	5,503,717	(8)	6.0%
Carlson Capital L.P.	8,934,587	(9)	9.8%

*
Less than one percent (1%) of the outstanding shares of our common stock.

(1)
Except as otherwise noted, the address of each person listed in the table is c/o EnergySolutions, Inc., 423 West 300 South, Suite 200, Salt Lake City, Utah 84101.

(2)
Includes 239,640 shares held through a family trust.

(3)
Includes 157,888 shares issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2013.

(4)
Includes 199,610 shares issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2013.

(5)
Includes 251,383 shares issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2013.

(6)
Includes 694,440 shares held by Jean I. Everest, II and Gayle N. Everest Descendants Trust and 39,757 shares collectively held in trusts for each of Mr. Everest's three children.

(7)
Includes 608,881 shares issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2013.

(8)
Based on information contained in a Schedule 13G filed with the SEC on January 30, 2013. The business mailing address for BlackRock, Inc. is 40 East 52nd Street New York, NY 10022.

(9)
Based on information contained in a Schedule 13D/A filed with the SEC on April 5, 2013. The business mailing address Carlson Capital L.P. is 2100 McKinney Avenue Dallas, TX 75201.

Includes (i) 5,255,880 shares held directly by Double Black Diamond Offshore Ltd., a Cayman Islands exempted company ("Double Offshore"), (ii) 420,414 shares held directly by Black Diamond Offshore Ltd., a Cayman Islands exempted company ("Offshore"), and (iii) 3,258,293 shares held directly by Black Diamond Thematic Offshore Ltd., a Cayman Islands exempted company ("Thematic").

Each of Carlson Capital, L.P., a Delaware limited partnership ("Carlson Capital"), (ii) Asgard Investment Corp. II, a Delaware corporation and the general partner of Carlson Capital ("Asgard II"), (iii) Asgard Investment Corp., a Delaware corporation and the sole stockholder of Asgard II, and (iv) and Mr. Clint D. Carlson have the power to vote and direct the disposition of (x) the 5,255,880 shares held directly by Double Offshore, (y) the 420,414 shares directly held by Offshore, and (z) the 3,258,293 shares held by Thematic.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement supplement, by going to the Investor Relations page of our corporate website at www.energysolutions.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement supplement, and therefore is not incorporated herein by reference.

        Statements contained in this proxy statement supplement, or in any document incorporated by reference in this proxy statement supplement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to "incorporate by reference" into this proxy statement supplement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement supplement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement supplement and before the date of the special meeting.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (filed with the SEC on March 18, 2013);

  •
  Current Reports on Form 8-K filed with the SEC on April 5, 2013, April 1, 2013 and March 19, 2013; and

  •
  Definitive Proxy Statement for our 2012 Annual Meeting filed with the SEC on April 13, 2012.

        Any person, including any beneficial owner, to whom this proxy statement supplement is delivered may request copies of proxy statement supplements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to our Corporate Secretary, at the Company's headquarters at 423 West 300 South, Suite 200, Salt Lake City, Utah 84101; or from our proxy solicitor, Innisfree M&A Incorporated toll-free at (877) 825-8971; or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

        THIS PROXY STATEMENT SUPPLEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT SUPPLEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT SUPPLEMENT. THIS PROXY STATEMENT SUPPLEMENT IS DATED APRIL 16, 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT SUPPLEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

 ANNEX D

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

        This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of April 5, 2013 is entered into by and among Rockwell Holdco, Inc., a Delaware corporation ("Parent"), Rockwell Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and EnergySolutions, Inc., a Delaware corporation (the "Company," and collectively with Parent and Merger Sub, the "Parties," and each a "Party"). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Agreement and Plan of Merger, dated as of January 7, 2013, by and among the Parties (the "Merger Agreement").

        WHEREAS, the Parties have agreed to amend certain provisions of the Merger Agreement as described herein; and

        WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company each have unanimously approved this Amendment.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

          1.    Amendment to Section 2.6(a).    Section 2.6(a) of the Merger Agreement is hereby amended by deleting "Merger Sub" and replacing such terms with "the Company."

          2.    Amendment to Section 3.1(a).    The first sentence of Section 3.1(a) of the Merger Agreement is hereby amended by deleting "$3.75" and replacing such amount with "$4.15."

          3.    Amendment to Section 5.6(b).    Section 5.6(b) of the Merger Agreement is hereby amended in its entirety to read as follows:

            "(b) The Equity Commitment Letter is in full force and effect as of the date hereof and is the legal, valid and binding obligations of Parent, Guarantor and the other parties thereto in accordance with the terms and conditions thereof, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered. The Equity Commitment Letter has not been amended or modified prior to the date of this Agreement and none of the respective commitments contained in the Equity Commitment Letter has been withdrawn or rescinded in any respect. As of the date hereof, there are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term of the Equity Commitment Letter. Assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, neither Parent nor Merger Sub has as of the date hereof any reason to believe that any of the conditions to the Equity Financing will not be satisfied or that the full amount of the Equity Financing will not be available to Parent on the Closing Date. The aggregate proceeds from the Equity Financing and, together with cash or other sources of immediately available funds, will be sufficient, if funded, to fund all of the amounts required to be provided by Parent for the consummation of the transactions contemplated hereby, and will be sufficient, if funded, for the satisfaction of all of Parent's and Merger Sub's obligations under this Agreement, including: (a) the payment in full in cash of the Merger Consideration, (b) the payment in full in cash of all amounts required to be paid pursuant to Section 3.5 hereof, and (c) all related fees and expenses required to be paid by

    Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the other transactions contemplated hereby."

          4.    Representations and Warranties of the Company.    The Company represents and warrants that the representations and warranties contained in Sections 4.3 and 4.22 of the Merger Agreement (as qualified by the introductory paragraph of Article IV of the Merger Agreement) are true and correct after giving effect to this Amendment. The Company does not make any other representations or warranties as of the date of this Amendment.

          5.    Representations and Warranties of Parent and Merger Sub.    Parent and Merger Sub represent and warrant that their representations and warranties contained in Sections 5.2, 5.6(a)(i)(B) (in so far as they relate to or encompass the Equity Financing) and 5.6(b) of the Merger Agreement are true and correct after giving effect to this Amendment. Parent and Merger Sub do not make any other representations or warranties as of the date of this Amendment.

          6.    Additional Representation and Warranty of the Company.    Section 4.22 of the Merger Agreement is hereby amended by adding the following at the end thereof:

    "The Company Board has received the opinion of the Company Financial Advisor, dated the date of this Amendment, to the effect that, as of the date of this Amendment, and based upon and subject to the limitations, qualifications and assumptions set forth in such opinion, the Merger Consideration to be received by the holders of the shares of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) pursuant to the Merger is fair, from a financial point of view, to such holders, and the Company shall make available to Parent a correct and complete copy of the form of such opinion solely for informational purposes promptly after receipt thereof by the Company."

          7.    References.    Each reference in the Merger Agreement to "this Agreement," "hereof," "herein" and "hereunder" and words of similar import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment.

          8.    Full Force and Effect; Amendment.    Except as expressly amended hereby, each term, provision, Exhibit and Schedule of the Merger Agreement (i) is hereby ratified and confirmed, (ii) is hereby incorporated herein and (iii) will and does remain in full force and effect. This Amendment may not be amended except by an instrument in writing signed by the Parties.

          9.    Severability.    If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

          10.    Governing Law; Jurisdiction; Waiver of Jury Trial.

            (a)   This Amendment and all actions, proceedings or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Amendment or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

            (b)   Each of Parent, Merger Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware) for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Amendment or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court.

            (c)   Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Amendment, on behalf of itself or its property, in the manner provided for in Section 9.2 of the Merger Agreement, and nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware) in the event any dispute arises out of this Amendment or the transactions contemplated by this Amendment, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any action relating to this Amendment or the transactions contemplated by this Amendment in any court other than the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any Party's rights to seek any post-judgment relief regarding, or appeal from, such final trial court judgment.

            (d)   EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

          11.    Mutual Drafting.    Each Party has participated in the drafting of this Amendment, which each Party acknowledges is the result of negotiations between the Parties.

          12.    Headings.    The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

          13.    Counterparts.    This Amendment may be executed by facsimile or .pdf and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature Page Follows]

        IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

ROCKWELL HOLDCO, INC.
By:	/s/ TYLER REEDER
	Name:	Tyler Reeder
	Title:	Chief Executive Officer and President
ROCKWELL ACQUISITION CORP.
By:	/s/ TYLER REEDER
	Name:	Tyler Reeder
	Title:	Chief Executive Officer and President
ENERGYSOLUTIONS, INC.
By:	/s/ GREG WOOD
	Name:	Greg Wood
	Title:	Executive Vice President and Chief Financial Officer

 ANNEX E

PERSONAL AND CONFIDENTIAL

April 5, 2013

Board of Directors and
Transactions Committee of the Board of Directors
EnergySolutions, Inc.
423 West 300 South, Suite 200
Salt Lake City, UT 84101

Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than Rockwell Holdco, Inc. ("Parent") and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of EnergySolutions, Inc. (the "Company") of the $4.15 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 7, 2013, as amended by First Amendment, dated as of April 5, 2013 (as amended, the "Agreement"), by and among Parent, Rockwell Acquisition Corp., a wholly owned subsidiary of Parent, and the Company.

        Goldman, Sachs & Co. and its affiliates are engaged in commercial and investment banking and financial advisory services, market making and trading, research and investment management (both public and private investing), principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent and any of their respective affiliates and third parties, including Energy Capital Partners II, LLC ("Energy Capital"), an affiliate of Parent, and its affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction") for the accounts of Goldman, Sachs & Co. and its affiliates and their customers. We have acted as financial advisor to the Board of Directors of the Company (the "Board of Directors") and the Transactions Committee of the Board of Directors (the "Transactions Committee") in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time to time. We have provided certain investment banking services to Energy Capital and its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a participant in the revolving credit facility (aggregate principal amount $550 million) of Summit Midstream Partners, LLC, an affiliate of Energy Capital, in May 2012; as joint bookrunner with respect to the refinancing of the senior secured bank loan (aggregate principal amount $985 million) of EquiPower Resources, an affiliate of Energy Capital, in July 2012; and as joint bookrunner with respect to an initial public offering of 14,375,000 common units representing limited partner interests of Summit Midstream Partners, LP, an affiliate of Energy Capital, in October 2012. We may also in the future provide investment banking services to the Company, Parent and their respective affiliates and Energy Capital and its affiliates and portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with Energy Capital and its affiliates from time to time and may have invested in limited partnership units of affiliates of Energy Capital from time to time and may do so in the future.

        In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2012; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the "Forecasts"). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the engineering and construction industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $4.15 per Share in cash to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $4.15 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors and the Transactions Committee in connection with their consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $4.15 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co. (GOLDMAN, SACHS & CO.)

PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE PAID ENVELOPE PROVIDED ENERGYSOLUTIONS, INC. 423 West 300 South, Suite 200 Salt Lake City, Utah 84101 THIS PROXY IS SOLICITED ON BEHALF OF ENERGYSOLUTIONS, INC.'S BOARD OF DIRECTORS The undersigned hereby appoints David J. Lockwood and Russ G. Workman, and each of them, proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of EnergySolutions, Inc., a Delaware corporation (the "Company") that the undersigned is entitled to vote, as directed below, at the Special Meeting of Stockholders of the Company to be held on April 26, 2013 at 2:00 pm local time at 525 University Avenue, Suite 1400, Palo Alto, CA, or at any adjournments thereof, with all the power the undersigned would possess if personally present at the Special Meeting of Stockholders, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that may properly come before the meeting, as more fully described in the proxy statement received by the undersigned stockholder. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF THIS PROXY IS PROPERLY EXECUTED AND TIMELY RETURNED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEM 1, "FOR" ITEM 2 AND "FOR" ITEM 3. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF. (Continued and to be signed on the reverse side.) W H I T E P R O X Y

PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE PAID ENVELOPE PROVIDED X Please mark your vote as in this example SPECIAL MEETING OF STOCKHOLDERS OF ENERGYSOLUTIONS, INC. APRIL 26, 2013 PROXY VOTING INSTRUCTIONS 1. Vote by Telephone Please call toll-free at 1-866-853-9693 on a touch-tone telephone and follow the simple recorded instructions. Your vote will be confirmed and cast as you directed. (Toll-free telephone voting is available for residents of the U.S. and Canada only. If outside the U.S. or Canada, call 1-215-521-1346.) OR 2. Vote by Internet Please access https://www.proxyvotenow.com/es and follow the simple instructions on the screen. Please note you must type an “s” after “http”. You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card. OR 3. Vote by Mail If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the envelope provided to: EnergySolutions, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5154, New York, NY 10150-5154. The Board of Directors recommends that you vote “For” Item 1, “For” Item 2 and “For” Item 3. 1. To adopt the Agreement and Plan of Merger, dated as of January 7, 2013, as amended by First Amendment to Agreement and Plan of Merger, dated as of April 5, 2013, and as it may be amended from time to time, by and among EnergySolutions, Inc., Rockwell Holdco, Inc., and Rockwell Acquisition Corp. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN Date: , 2013 Signature Signature (Joint Owners) Title NOTE: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each shareholder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. FOR AGAINST ABSTAIN 2. To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger. 3. To adopt the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of EnergySolutions, Inc. in connection with the Agreement and Plan of Merger, dated as of January 7, 2013, as amended by First Amendment to Agreement and Plan of Merger, dated as of April 5, 2013, and as it may be amended from time to time, by and among EnergySolutions, Inc., Rockwell Holdco, Inc., and Rockwell Acquisition Corp. To change the address on your account, please check the box at right and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method.